Exhibit 2.1

FIRST AMENDMENT TO PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO PURCHASE AGREEMENT (this “Amendment”) is dated as of July 12, 2018 (the “Effective Date”), by and between JFL-NRC-SES Partners, LLC, a Delaware limited liability company (the “Seller”), and Hennessy Capital Acquisition Corp. III, a Delaware corporation (the “Purchaser”). The Seller and the Purchaser are each referred to herein as a “Party” and, collectively, as the “Parties”.

RECITALS

A. The Parties entered into that certain Purchase Agreement, dated as of June 25, 2018 (the “Purchase Agreement”), whereby the Purchaser agrees to purchase the Membership Interests from the Seller at the Closing.

B. The Parties desire to amend the Purchase Agreement as described in this Amendment.

NOW THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller and the Purchaser agree as follows:

1. Recitals. The foregoing recitals are incorporated herein by reference.

2. Defined Terms. Each term used in this Amendment and not otherwise defined herein shall have the meaning ascribed to such term in the Purchase Agreement.

3. Amendment to the Purchase Agreement. The Parties hereby agree that the definition of “Purchase Price Common Stock” in Article I of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Purchase Price Common Stock” means a number of shares, rounded up to the nearest whole number, of Purchaser Common Stock equal to the quotient of (a) the positive amount equal to (i) the Total Purchase Price minus (ii) the Cash Purchase Price, divided by (b) the Per Share Price; provided, however, that, subject to the proviso in the definition of Cash Purchase Price, in no event will the shares of Purchaser Common Stock issued as Purchase Price Common Stock be less than 20% of the shares of Purchaser Common Stock outstanding as of immediately following the Closing (after giving effect to the Transactions).

4. Execution in Counterparts. This Amendment may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the Parties and delivered to the other Party. A signed copy of this Amendment delivered by facsimile, e mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

5. Purchase Agreement Affirmed. Except as expressly provided herein, the Purchase Agreement remains unmodified and in full force and effect. If there is any inconsistency or conflict between the provisions of this Amendment and the other provisions of the Purchase Agreement, the provisions of this Amendment shall control with respect to the subject matter of this Amendment. This Amendment constitutes a part of the Purchase Agreement and is incorporated by this reference.

Signature Page Follows.

IN WITNESS WHEREOF, the Parties have duly executed this Amendment as of the date first above written.

THE PURCHASER:

HENNESSY CAPITAL ACQUISITION CORP. III

By:	/s/ Daniel J. Hennessy
Name:	Daniel J. Hennessy
Title:	Chairman & CEO

THE SELLER:

JFL-NRC-SES PARTNERS, LLC

By:	/s/ C. Alexander Harman
Name:	C. Alexander Harman
Title:	President and Assistant Secretary

Signature Page to First Amendment to Purchase Agreement

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